Exhibit 10.1
GARDNER DENVER, INC.
PHANTOM STOCK PLAN
FOR OUTSIDE DIRECTORS
(Effective August 1, 2007)
          1. Purpose. Gardner Denver, Inc. (the “Company”) hereby establishes this Phantom Stock Plan for Outside Directors (the “Plan”) in order to promote the interests of the Company and its stockholders by having a portion of the total compensation payable to its outside directors be deferred in the form of “phantom stock units,” thereby increasing each outside director’s proprietary interest in the Company and further aligning their interests with the interests of stockholders generally.
          2. Effective Date; Purpose of Amendment and Grandfathered Status. The Plan was originally effective on August 6, 1996. The Plan was amended and restated as of November 8, 2005, to take advantage of the transitional rules applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make changes to the administrative process for crediting amounts to a participant’s Plan account. As amended and restated, this Plan is effective August 1, 2007. The purpose of the 2007 amendment and restatement is to further comply with Code Section 409A, the additional transition guidance issued regarding same and the final regulations effective April 17, 2007. Specifically, the August 1, 2007 amendments ensure continued compliance with 409A by restricting a participant’s ability to make a “second election” and also delete certain transitional provisions that no longer apply. It is intended that, in accordance with guidance issued under Code Section 409A, any amounts deferred under the Plan prior to December 31, 2004, shall be grandfathered and, thus, not subject to the provisions of Code Section 409A, to the extent such deferred amounts were earned and vested as of December 31, 2004. It is further intended that the Plan, as in effect at any time on or prior to December 31, 2004, will be administered in accordance with its terms as in effect on any such date. The Company reserves the right, in its sole discretion, to further amend the Plan to comply with the provisions of Code Section 409A, and any rules, regulations or other guidance issued thereunder, during any applicable remedial amendment period.
          3. Phantom Share Units.
          (a) In addition to the cash compensation otherwise payable to each outside director of the Company, the Company shall establish and maintain a Phantom Stock Account (“Account”) for and in the name of each outside director. Subject to the provisions of Section 10 of this Plan, on the last business day of each fiscal quarter completed following January 1, 2006, the Company shall credit the Account of each person who is an outside director of the Company on said date for the number of phantom stock units (“Units”) specified in Section 3(b) below. Prior to January 1, 2006, the Company shall credit the number of the Account of each such person for the number of Units specified in Section 3(b) on a monthly basis in accordance with the terms of the Plan as in effect before the Effective Date, including any monthly credits for December 2005 that are necessary to ensure a smooth transition to the quarterly payment process.

          (b) With respect to Units credited after January 1, 2006, the number of Units credited on the last business day of each fiscal quarter to the Account of an outside director shall be equal to (i) the sum of $1,750.00 plus one-fourth of the amount of the annual director’s fee that the director has elected to defer under this Plan, divided by (ii) the average closing price of a share of the Company’s common stock (individually, a “Share” and collectively, “Shares”) during the thirty (30) trading days immediately preceding (but not including) the last business day of such fiscal quarter, as reported on the composite tape of the New York Stock Exchange or such other primary market or stock exchange on which Shares may be traded in the future. With respect to Units credited before January 1, 2006, the number of Units credited on the first day of each month to the Account of an outside director shall be equal to (i) the sum of $583.33 plus one-twelfth of the amount of the annual director’s fee that the director has elected to defer under this Plan, divided by (ii) the average closing price of a Share for those days on which Shares were traded during the previous month, as reported on the composite tape of the New York Stock Exchange or such other primary market or stock exchange on which Shares may be traded in the future.
          (c) The election provided in Section 3(b) above shall be made annually by a director on or before the December 1 preceding the year of service as a director to which the election is applicable, provided that newly-elected directors may make such election within 15 days after their election to the board of directors.
          (d) Notwithstanding anything to the contrary in this Section 3, persons who are outside directors on the effective date of this Plan may initially make the election provided in Section 3(b) above not later than the effective date of the Plan, and the effective date of this Plan shall be deemed to be the first day of a month for purposes of crediting Units to director Accounts.
          4. Dividend Equivalents. As of each dividend record date declared with respect to the Shares, the Company shall credit the Account of each outside director with an additional number of Units equal to:
(a)	the product of (i) the dividend per Share that is payable with respect to such dividend record date, multiplied by (ii) the number of Units credited to the director’s Account as of such dividend record date;
divided by
(b)	the average closing price of a Share during the thirty (30) trading days immediately preceding (but not including) the dividend record date as reported on the composite tape of the New York Stock Exchange or such other primary market or stock exchange on which Shares may be traded in the future.

          5. Distribution of Account Value.
          (a) Each outside director (or in the event of the death of an outside director, the director’s beneficiary), shall be entitled to receive the value of the director’s Account in the manner provided in the following paragraphs (b), (c), (d) and (e) of this Section 5.
          (b) Unless otherwise elected by an outside director in accordance with the provisions of Section 5(c) — (e) below, the cash value of a director’s Account shall be distributed to the director or beneficiary, as the case may be, on the first day of the month following the date upon which the director ceases to be a director of the Company for any reason.
          (c) For amounts deferred and credited to a participant’s account on or before December 31, 2004, at any time prior to the time an outside director ceases to be a director of the Company, the director may irrevocably elect to have all amounts to which the director will be entitled under this Plan distributed in twelve or fewer equal monthly installments commencing on the first day of the month following the date on which the director ceases to be a director of the Company for any reason or on a date certain in the twelve-month period immediately following the date on which the director ceases to be a director of the Company for any reason. In the event of such an election, no interest will be paid on the amounts deferred.
          (d) For amounts deferred and credited to a participant’s account after December 31, 2004, subject to the transitional election set forth in Section 5(e), a participant shall elect as part of the director’s annual deferral election the time and form of the distribution of amounts deferred under the Plan for that Plan year. Thereafter, the director can change the director’s election as to the time and form (a “second election”) of the distribution from the account only if the second election is made at least thirteen (13) months prior to the date that the director would otherwise receive or begin to receive a distribution of the account balance under the director’s initial election. Additionally, except in the case of death, disability or an unforeseeable emergency, any second election must defer payment for a minimum of an additional five years.
          (e) The Treasury Regulations and Internal Revenue Service guidance issued under Internal Revenue Code Section 409A provide a limited grace period during which a participant may elect to change a previously designated election with respect to time and form of payment. Such a change in election can be made with respect to any amounts deferred under the Plan on or after January 1, 2005 and prior to December 31, 2007, so long as (1) the amounts are not otherwise payable during 2007 and (2) the change in election is made on or before December 31, 2007. Plan participants shall be permitted to make such a change (i.e., switch from a single lump sum to a series of monthly installments or from a series of monthly installments to a single lump sum) on their 2008 deferral election forms. The grace period permits the change without being subject to the second election rules described in paragraph (d) above. This exclusion from the second election restrictions set forth above only applies to amounts deferred during the years 2005 through 2007, and there is no indication that the opportunity will be extended by future guidance.

          (f) For purposes of this Section 5, the cash value of a director’s Account shall be calculated by multiplying (i) the number of Units in the Account by (ii) the average closing price of a Share during the thirty (30) trading days immediately preceding (but not including) the date on which the director ceased to be a director of the Company, as reported on the composite tape of the New York Stock Exchange or such other primary market or stock exchange on which Shares may be traded in the future.
          6. Beneficiary Designation.
          (a) Each outside director may, from time to time, by writing filed with the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom the cash value of the director’s Account is to be distributed if the director dies prior to having received all of the amounts to which the director is entitled under Section 5 above. A beneficiary designation will be effective only if the signed form is filed with the Company while the director is alive and will cancel all beneficiary designation forms previously filed.
          (b) To the extent a director fails to designate a beneficiary or beneficiaries as provided in this Section 6, or if all designated beneficiaries die before the director or before the distribution of the entire cash value of the director’s Account, the remaining cash value of the Account shall be distributed to the estate of the director as soon as practicable after the director’s death.
          7. Financial Hardship Distribution. The Company may accelerate the distribution of a director’s Account for reasons of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Company determines that a director requires a distribution to meet immediate and significant financial needs resulting from a sudden or unexpected illness or accident of the director or a member of the director’s family, loss of the director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the director. A distribution based upon financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.
          8. Transferability. The interests of any director or beneficiary under this Plan are not subject to the claims of the director’s creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.
          9. Rights Associated with Units. A director’s Account shall be a memorandum account on the books of the Company and the Units credited to a director’s Account shall be used solely as a device for the determination of the cash value of such Account to be distributed in accordance with this Plan. Outside directors (and their beneficiaries) shall have no rights as shareholders with respect to Units. A director’s rights under this Plan are solely those of an unsecured creditor of the Company and the Company shall not be obligated to hold any cash, property or Shares in trust or as a segregated fund. Participation in this Plan shall not give any outside director the right to continue to serve as a member of the board of directors or any rights or interests other than as provided in this Plan.

          10. Changes in Shares.
          (a) In the event of any change in the number of outstanding Shares by reason of any stock dividend (including a stock split in the form of a stock dividend), recapitalization, merger, consolidation, exchange of shares or other similar corporate transaction in respect of Shares, the number of Units to be credited in accordance with Section 3 above, the number of Units held in each director’s Account, and the amounts to be distributed in accordance with this Plan shall be appropriately adjusted to take into account any such event.
          (b) In the event of a distribution by the Company of stock of a subsidiary to the Company’s stockholders (or similar event), the Company shall make an equivalent cash payment to each outside director participating in this Plan, taking into account the relative value of such distribution on a per Share basis and the number of Units in a director’s Account. All determinations of the Company under this paragraph (b) shall be conclusive.
          11. Change of Control.
          (a) In the event of a change of control of the Company, the cash value of a director’s Account shall be distributed on the first day of the month following such change of control. For purposes of this paragraph, the value of a director’s Account shall be determined in a manner consistent with Section 5(d) above, utilizing the thirty (30) trading days immediately preceding (but not including) the date of the change of control.
          (b) For purposes of this Plan, “change of control” shall have the same meaning as in the Company’s Long-Term Incentive Plan, as may be amended from time to time.
          12. Company Successors. This Plan shall be binding upon any assignee or successor in interest to the Company whether by merger, consolidation or sale of all or substantially all of the Company’s assets.
          13. Administration. This Plan shall be, to the maximum extent possible, self-effectuating. This Plan shall be construed, interpreted and, to the extent required, administered by the board of directors or a committee appointed by the board of directors to act on its behalf under this Plan. Notwithstanding the foregoing, no director shall participate in any decision relating solely to that director’s benefits.
          14. Amendment and Termination. The board of directors of the Company may, from time to time, amend or terminate this Plan; provided, however, that no such amendment or termination shall adversely affect the rights of any director without the director’s consent with respect to Units credited to the director’s Account prior to such amendment or termination.